Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Rob Campbell
January 5, 2012		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports December Sales

  SEATTLE, Wash. (January 5, 2012) – Nordstrom, Inc. (NYSE: JWN) today reported an 8.7 percent increase in same-store sales for the five-week period ended December 31, 2011 compared with the five-week period ended January 1, 2011. Preliminary total retail sales of $1.57 billion for December 2011 increased 12.7 percent compared with total retail sales of $1.39 billion for the same period in fiscal 2010.

  Quarter-to-date same-store sales increased 7.5 percent compared with the same period in fiscal 2010. Preliminary quarter-to-date total retail sales of $2.48 billion increased 12.3 percent compared with total retail sales of $2.21 billion for the same period in fiscal 2010.

  Year-to-date same-store sales increased 7.3 percent compared with the same period in fiscal 2010. Preliminary year-to-date total retail sales of $9.81 billion increased 12.7 percent compared with total retail sales of $8.70 billion for the same period in fiscal 2010.

SALES RECORDING

  To hear Nordstrom’s pre-recorded December sales message, please dial (402) 220-6036 beginning today at 8:40 a.m. EST. This recording will be available for one week.

DECEMBER SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
	Fiscal 2011	Fiscal 2010	Percent Increase	Total	Nordstrom	Nordstrom Rack
December	$1,571	$1,394	12.7%	8.7%	11.0%	0.7%

Quarter-to-date	$2,481	$2,209	12.3%	7.5%	9.0%	2.5%

Year-to-date	$9,809	$8,703	12.7%	7.3%	8.3%	3.9%

Number of stores	Dec-11	Dec-10
Nordstrom	117	115
Nordstrom Rack and other	108	89

Total	225	204

Gross square footage	24,744,000	23,838,000

SAME-STORE SALES

  Same-store sales include sales from stores that have been open at least one full year as of the beginning of the fiscal year. Nordstrom, formerly referred to as “Multi-Channel,” includes sales from both full-line stores and Direct because of the substantial integration of these two channels. Total same-store sales include accounting adjustments that are not allocated to Nordstrom and Nordstrom Rack. Same-store sales exclude sales made through HauteLook, Nordstrom’s online private sale subsidiary, which was acquired in the first quarter of 2011.

FUTURE REPORTING DATES

  Nordstrom’s planned financial release calendar for the next three months currently includes:

January Sales Release	Thurs., February 2, 2012
Fourth Quarter Earnings Release	Thurs., February 16, 2012
February Sales Release	Thurs., March 1, 2012
March Sales Release	Thurs., April 5, 2012

ABOUT NORDSTROM

  Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 225 stores in 30 states, including 117 full-line stores, 104 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

  Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to maintain our relationships with vendors; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, including our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 29, 2011, and our Forms 10-Q for the fiscal quarters ended April 30, 2011, July 30, 2011 and October 29, 2011, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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